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                                                             Exhibit (15)(c)(1)

                          EATON VANCE INVESTMENT TRUST
                              (TRADITIONAL SERIES)

                                  AMENDMENT TO
                              AMENDED SERVICE PLAN

         Whereas Eaton Vance Distributors, Inc. (the "prior principal underwriter") has served as the Principal Underwriter of Trust shares with multiple series as listed on Amended Schedule A of the Trust's Amended Distribution Plan, prior to the effective date of this Amendment, and whereas Eaton Vance Distributors, Inc. (currently named EV Distributors, Inc.) a separate Massachusetts corporation (the "successor principal underwriter") is succeeding to the business of the prior principal underwriter on November 1, 1996, the Trust hereby amends its Amended Service Plan of the above funds, by substituting the successor principal underwriter for the prior principal underwriter in the Plan effective November 1, 1996.


                             ADOPTED: June 24, 1996